Exhibit 99.1

Media Contact: Melissa Moore, NW Natural, (503) 818-9845, msm@nwnatural.com

For Immediate Release

October 3, 2016

NW Natural Receives Notice to Proceed on its North Mist Expansion Project

Project provides no-notice storage services to support PGE’s renewable generation at Port Westward

PORTLAND, Ore. – Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), announced today that it has received Notice to Proceed from Portland General Electric Company (NYSE: POR) to provide long-term no-notice underground natural gas storage services for PGE’s generating plants at its Beaver and Port Westward facilities – including a plant designed to integrate more wind power into PGE’s generation mix.

Through this new storage service, PGE will be able to draw on its natural gas resources from NW Natural’s facilities in Mist, Oregon to meet its fueling needs and rapidly respond to changing conditions in wind generation.

“Adding this storage service further enables us to adjust quickly when renewable energy — like wind and solar — rise and fall with natural variability. And it also means that on peak demand days, our customers benefit from increased reliability,” said Jim Piro, PGE’s president and CEO. “This type of flexibility is essential as we move toward 50% renewable energy in our resource mix by 2040.”

In order to provide this service, NW Natural will advance its expansion project in the northern section of its existing underground storage facility at Mist. The North Mist Expansion Project will include a new reservoir providing up to 2.5 billion cubic feet of available storage, an additional compressor station with design capacity of approximately 120 million cubic feet of gas per day, and a 13-mile pipeline to connect to PGE’s gas plants at Port Westward and Beaver near Clatskanie, Ore. The estimated cost of the expansion is approximately $128 million.

“This is an important project to support our region’s move to more renewable power while also enhancing grid reliability,” said David H. Anderson, NW Natural president and CEO. “We are pleased to provide this unique, no-notice storage service to PGE to support their generating plants, including their flexible generation facility.”

The project received approval for an amendment to an existing site certificate from the Oregon Energy Facilities Siting Council in April. “The project is on track to be in-service during the winter of 2018-2019,” added Anderson.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 718,000 residential, commercial, and industrial customers through approximately 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.9 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at nwnatural.com.

About Portland General Electric Company

Portland General Electric Company, headquartered in Portland, Ore., is a fully integrated electric utility that serves approximately 859,000 residential, commercial and industrial customers in Oregon. Visit our website at PortlandGeneral.com.

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